Filed Pursuant to Rule 433

Dated March 25, 2008

Registration Statement No. 333-120453

To: SHAREHOLDER NAME

Beginning in 2008, McDonald’s dividends declared will be paid on a quarterly basis. On January 24, 2008, a dividend was declared for the first quarter of 2008 of $0.375 per share.

Your McDonald’s Corporation MCDirect Shares Statement is now available online. Just follow the instructions below to access it securely through the Investor Centre website.

1. Go to: www.computershare.com/mcdonalds.

2. Login using your User ID and Password, or if you are a first-time user, click “Register Now” to immediately become a member of Investor Centre.

3. Once logged in, click Transaction History and choose McDonald’s Corporation from the drop down menu. To access the Statements, simply click the Statements/Tax Docs tab.

Did you know our menu of electronically available documents and communications has grown? To take full advantage, once logged in to Investor Centre, simply click Electronic Shareholder Communications and update your eComms options.

McDonald’s is updating the MCDirect Shares direct stock purchase plan prospectus.* A copy of the updated plan prospectus will be made available on McDonald’s website at www.investor.mcdonalds.com after March 28, 2008. You are encouraged to review the updated prospectus when available. Should you have any questions, please call Computershare at 1-800-621-7825 or 1-312-588-4110 for the hearing impaired.

Thank you,

Computershare Investor Services

Please note: You are receiving this email because you are signed up for Electronic Shareholder Communications, our environmentally friendly eComms service. You can unsubscribe to email notifications at any time by changing your elections on the Electronic Shareholder Communications menu at Investor Centre.

Questions? For additional assistance regarding your account please visit www.computershare.com/contactus where you will find useful FAQs, phone numbers and our secure online contact form.

*The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Plan Administrator will arrange to send you the prospectus if you request it by visiting www.computershare.com/mcdonalds or by calling 1-800-621-7825 or 1-312-588-4110 for the hearing impaired.